EXHIBIT 10.13    Employment Offer Letter – Neil Lerner

October 25, 2010

Mr. Neil L. Lerner

Dear Neil,

I am excited to have you join our team at Psychemedics.  We have a tremendous opportunity for growing our business and truly making a difference.  Your talents and positive attitude will make a significant contribution toward achieving our objectives, and, in so doing, achieving your own personal objectives.

Please accept the following as our formal offer:

●
You will be Vice President, Controller and will be responsible for all internal and external financial reporting activities, as well as the financial analysis and planning activities necessary to grow our Company.  You will work directly with me and other members of our management team in this process, as well as ensuring that the systems and analyses are in place so that we are able to better determine and control our costs and expenses and maximize our growth.  This is a mainstream position which will allow you to use the full range of your financial and people skills.

●	Base salary will be $130,000 annually.

●
You will be eligible for our Management Incentive Bonus Program in 2011 which we expect to be 25% of your salary (10% for reaching company objectives, 10% for reaching personal objectives and 5% when both are accomplished).  However, this program has not yet been approved for 2011 by the Board of Directors and is, therefore, subject to change.

●	You will also be eligible for our annual stock grant program in 2011 as a member of our management team.

●	You will be enrolled in our medical, dental, life and long-term disability insurance programs.

●	You will be eligible to participate in our 401K program.

●	You will be provided 3 weeks vacation.

You will also be asked to sign a Confidentiality/Non-Compete Agreement upon joining our company.

As you know, this offer is contingent upon passing our own drug test.

Neil, I am really excited about having you on our team; and look forward to your positive response and to working with you.

Ray Kubacki
Chairman of the Board and CEO
Psychemedics Corporation